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                          Columbus McKinnon Corporation



















                      MANAGEMENT VARIABLE COMPENSATION PLAN
















                                                                   APRIL 1, 2004

                          COLUMBUS MCKINNON CORPORATION
                      MANAGEMENT VARIABLE COMPENSATION PLAN
                                  APRIL 1, 2004


     This Management Variable Compensation Plan (the "Plan") will address the variable compensation component for the management of Columbus McKinnon Corporation (the Company) and will focus on Drivers (as defined below) that will create the most value for the Company.

     At the beginning of each fiscal year the Company's Board of Directors ("Board") will establish the Drivers of the Plan ("Drivers") and determine the Targets with appropriate Multipliers for variable compensation payments. The Drivers, Targets and Multipliers will be based on the Board's judgment about the needs and current financial condition of the Company, the outlook, current and expected economic conditions and other pertinent factors. Further, the Board reserves the right to cap, amend, change participants, or terminate the Plan at any time with appropriate notice to the Participants.


A. DRIVERS

     The Board will determine annually the Drivers of the Plan. Generally, the Drivers will be those items that are important to the success of the Company and also those items that are generally within the control of the Participants.


B. TARGETS

     The Board will establish annually the Targets for the Drivers. Targets will generally be established for the Company as a whole and, if appropriate, Targets will be established for the individual operating divisions or business units of the Company. The actual results compared to the Targets will be based on the audited year-end results and payments to the Participants according to the Plan will be made no later than two and one-half months after the end of the fiscal year.


C. MULTIPLIERS

     The Board will determine annually the Multipliers that will correspond with Targets for the Drivers. Multipliers establish the resulting payout level relative to a Participant's Variable Compensation Percentage.


D. PLAN MAXIMUM (CAP)

     The Board reserves the right to annually place a maximum payout that can be earned under the Plan.





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


E. MINIMUM ACHIEVEMENTS

     Minimum achievements ("Floor") for Consolidated and/or Divisional Drivers will be set or approved by the Board and the appropriate details will be reflected in the Plan. All payments are subject to final approval by the Board, based solely on their judgment of economic conditions, financial condition of the Company or other reasons that, in their judgment, indicate whether payments should or should not be made.


F. PARTICIPANTS

     Participants are those employees who occupy the management positions in the Company. The positions that participate in the Plan will generally be the management positions of the Company whose job duties provide significant opportunity to impact the accomplishment of the Targets and generally those who have a variable compensation component to their salary. For the purpose of the Plan, the following positions may be considered as Participants: CEO, Officers of the Company, Operating Group Leaders, Business Unit Leaders, Corporate Directors, General Managers and certain Direct Reports to the aforementioned positions providing they have appropriate job duties to significantly impact the Target(s).


G. VARIABLE COMPENSATION PERCENTAGES

     Variable Compensation Percentages ("Percentages") are determined based on the responsibility of the management positions, the position's ability to influence the Drivers and the market needs and characteristics for those positions. Each position that will be eligible for participation in the Plan will have a Percentage of Base Pay assigned to it. This Percentage will be based on two important criteria: 1) the span of control and scope of the position and its ability to influence or affect the Drivers; and 2) the need to provide variable compensation to meet the marketplace requirements to staff these key positions. These Percentages may be divided between Consolidated and Divisional results and are summarized as follows:

                                                         MEASUREMENT BASIS
                                                         -----------------
                                       VAR. COMP.   BUSINESS UNIT
   POSITION                            PERCENTAGE    OR DIVISION    CONSOLIDATED
   --------                            ----------    -----------    ------------

   Chief Executive Officer (CEO)           75%             --             100%
   Executive Committee Members             45%             --             100%
   Other Officers                          35%             --             100%
   Operating Group Leaders (OGLs) and
     Business Unit Leaders (BULs)          45%             75%             25%
   Corporate Directors                     35%             --             100%
   General Managers                        35%             75%             25%
   Direct Reports--Divisional              10%            100%             --
   Direct Reports--Corporate               10%             --             100%



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


H. BASE PAY

     Base Pay used for the fiscal year Variable Compensation calculations is defined as the annual salary rate as of April 1 of that year.


I. ELIGIBILITY AND VESTING

     In general, the Plan is intended to cover associates who are active in the identified positions during the fiscal year. Associates entering or leaving the positions will be handled as exceptions, but consistent with other provisions in the Plan.


     I. Eligibility and Vesting Guidelines

          1. The plan covers the period April 1 through March 31 of the respective fiscal year.
          2. The Associate must be an employee of the Company or its subsidiaries or operating divisions on May 1, following close of the respective fiscal year, subject to the following:
                    a. Participants who have been terminated without cause prior to May 1, will be considered on a case-by-case basis.
                    b. Deceased or retired Participants (formally retired having reached age 55 with at least 5 years service), or Participants receiving short-term disability benefits or workers' compensation benefits as of May 1 will be eligible for a payment under the Plan.


     II. Transfers and New Entrants

          Participants who enter the Plan or transfer in or out or within Percentages during the Plan year will be prorated based on time in a position.



















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


                      FY05 DRIVERS, TARGETS AND MULTIPLIERS

A. CONSOLIDATED DRIVERS:

     Maximum Multiplier per Driver or total for both Drivers is 3 times the respective percentage.

     Due to the fact that the F/Y 05 consolidated operating income budget reflects a reduction of the mathematical sum of the operating income budgeted by each business unit, the Compensation Committee (made up of independent Board Members) will review the final F/Y results, and recommend adjustments, if needed, to ensure all participants are rewarded fairly. The Board will have final approval.

          I. EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

               Plan  is  self-funding.   The  following  describes   calculation
               methodology   for  this  Driver:
               1.  Pre-management   variable compensation payout.
               2.  Pre-restructuring  charges.
               3.  Pre-asset write-downs as a result of divestitures.


                                                   Payment
                   EBITDA Level                  Multiplier
                   ----------------------------------------
                   $43.0 million (FLOOR)           0.250x
                   $46.7 million (BUDGET)          0.375x
                   $48.0 million                   0.572x
                   $49.0 million                   0.724x
                   $50.0 million                   0.876x
                   $51.0 million                   1.028x
                   $52.0 million                   1.104x
                   $53.0 million                   1.180x
                   $54.0 million                   1.256x
                   $55.0 million                   1.332x
                   $56.0 million                   1.408x
                   $57.0 million                   1.484x
                   $58.0 million                   1.560x
                   $59.0 million                   1.636x
                   $60.0 million                   1.712x












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


          II.  DEBT REDUCTION, NET OF CASH

          Provision of payment from this Driver results in an EBITDA charge that does not impact the calculation of the EBITDA Driver. The following describes calculation methodology for this Driver:
          1. Actual results will include proceeds from business divestitures and property liquidations.
          2. Must achieve a minimum EBITDA of $43 million to have a payout under this Driver.

                                                   Payment
                   Net Debt Reduction Level      Multiplier
                   ---------------------------------------------
                   $14.8 million (FLOOR)           0.250x
                   $19.8 million (BUDGET)          0.375x
                   $24.8 million                   0.755x
                   $25.8 million                   0.831x
                   $26.8 million                   0.907x
                   $27.8 million                   0.983x
                   $28.8 million                   1.059x
                   $29.8 million                   1.135x
                   $30.8 million                   1.211x
                   $31.8 million                   1.287x
                   $32.8 million                   1.362x
                   $33.8 million                   1.438x
                   $34.8 million                   1.514x
                   $35.8 million                   1.590x
                   $36.8 million                   1.666x
                   $37.8 million                   1.742x
                   $38.8 million                   1.818x
                   $39.8 million                   1.894x
                   $40.8 million                   1.970x
                   $41.8 million                   2.046x
                   $42.8 million                   2.122x
                   $43.8 million                   2.198x
                   $44.8 million                   2.274x



















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


B. DIVISIONAL OR BUSINESS UNIT DRIVERS:

     Maximum Multiplier per Driver or total for both Drivers is 3 times the respective percentage.


          I.   FACILITY OR BUSINESS UNIT OPERATING INCOME

               1.   Pre-management variable compensation cost.
               2.   Pre-restructuring charges.
               3.   Pre-asset write-downs as a result of divestitures.
               4. Payment Multipliers have been set using same slope as Consolidated Driver # 1. EBITDA.
               5. Must achieve minimum consolidated EBITDA of $43M to have a payout under divisional or Business Unit Drivers.

          II. NET CHANGE IN INTER-COMPANY ACCOUNT, LESS CASH AND/OR DEBT (IF RELEVANT)

               1. Actual results will include proceeds from business divestitures and property liquidations.
               2. Must achieve the floor Operating Income level to have a payout under this Driver.
               3.   Payment  Multipliers  have been set using the same  slope as
                    Consolidated Driver # 2. Debt Reduction, net of cash.
               4.   Must achieve minimum  consolidated  EBITDA of $43M to have a payout under divisional or Business Unit Drivers.






























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